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Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2022 Net Earnings of $883 Million, Adjusted EBITDA of $1.65 Billion
Robust Global Nitrogen Demand, Limited Supply, Strong Operational Performance and Expanded Logistics to Serve Customers Drove Record Quarterly Financial Results

DEERFIELD, IL—May 4, 2022—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first quarter ended March 31, 2022.

Highlights
•First quarter net earnings of $883 million(1), EBITDA(2) of $1.68 billion and adjusted EBITDA(2) of $1.65 billion
•Trailing twelve months net cash from operating activities of $3.69 billion, free cash flow(3) of $2.80 billion
•North American manufacturing network achieved record first quarter gross ammonia, urea ammonium nitrate (UAN) and diesel exhaust fluid (DEF) production volumes
•Board of Directors increased quarterly dividend by 33 percent to $0.40 per share
•Company redeemed $500 million in debt on April 21, 2022, lowering gross long-term debt to $3 billion
•Repurchased approximately 1.3 million shares for $100 million during the first quarter of 2022
•Mitsui & Co., Ltd. and CF Industries announced intention to jointly develop an export-oriented greenfield ammonia production facility in the United States to produce blue ammonia

“We ran our plants extremely well during the first quarter and expanded our considerable logistics capabilities to help North American customers prepare for the spring fertilizer application season,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Global grains stocks remain extremely low, an issue that has become amplified because of Russia’s invasion of Ukraine. We think it will take at least 2-3 years to replenish global grains stocks.”

Nitrogen Market Outlook

Management expects global nitrogen industry dynamics to remain strong for the foreseeable future, with robust global nitrogen demand coupled with tight global nitrogen supply and wide energy differentials between North America and marginal production in Europe and Asia.

Global demand for nitrogen remains robust, underpinned by the need to replenish global grains stocks. Low global grains stocks-to-use ratios have driven corn, wheat and other grains futures prices in the U.S. to the highest levels in a decade. These futures prices have remained high as the market evaluates the impact of Russia’s invasion of Ukraine. These crop prices support high levels of grain planting and incentivize optimal fertilizer application.

Global nitrogen inventory remains extremely tight. While producers in low-cost regions appear to be operating at high rates, global supply continues to be limited by curtailments in Europe and Asia due to high energy costs, ongoing restrictions on exports of certain nitrogen products from Egypt, Turkey and China, and obstacles to nitrogen exports from Russia related to the direct and indirect impact of various sanctions as well as government-imposed export limits.

Energy differentials for Europe and Asia compared to low-cost regions remain significant. This has steepened the global nitrogen cost curve and increased margin opportunities for low-cost North American producers. Forward curves suggest that these favorable energy spreads will persist throughout 2022 and into 2023.

North America: Management projects corn plantings in the United States will be 91 to 93 million acres in 2022, above intentions reported by farmers to the U.S. Department of Agriculture (USDA). Production returns in 2022 on all crops are forecast to be historically high despite high input costs, and the Company believes that prices will bid in more corn acres than the USDA planting intentions report from March. U.S. manufacturing and mining activity has remained positive, further supporting nitrogen demand in the region.

India: Management expects that India will continue to tender on a regular basis throughout 2022 to meet the demand for urea necessary to maximize grain production. The Company expects urea imports to India in 2022 to be in the range of 8 million metric tons, below recent record years but keeping the country as the world’s largest importer of urea.

Brazil: Urea consumption in Brazil is expected to remain strong in 2022, supported by high crop prices, expected high planted corn acres and improved farm incomes. The Company believes that fertilizer tradeflows to Brazil will be among the most affected by the barriers to export of fertilizer products from Russia, with more than 90 percent of ammonium nitrate (AN) imported into Brazil in recent years having originated from Russia. Purchasers in Brazil may substitute other nitrogen fertilizers for AN.

Europe: Natural gas prices remain elevated due in part to the Russian invasion of Ukraine and the uncertainty about gas flows from Russia. Forward curves for natural gas in Europe remain above historical norms, challenging nitrogen producer profitability and forcing European production into the position of global marginal producer.

China: Urea exports from China are expected to be limited through at least the first half of 2022 as the Chinese government has implemented measures to discourage urea exports and promote the availability and affordability of fertilizers domestically. Management expects that some level of nitrogen exports will resume in the second half of 2022.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of March 31, 2022, the 12-month rolling average recordable incident rate was 0.25 incidents per 200,000 work hours, significantly better than industry benchmarks.

Gross ammonia production for the first quarter of 2022 was approximately 2.6 million tons. Management expects gross ammonia production for 2022 will return to historical levels (9.5 to 10.0 million tons) based on normal operating conditions and a return to a typical level of planned maintenance activities.

During the quarter, CF Industries leveraged its logistics capabilities to deliver product to customers and further position nitrogen for the spring application season in North America. The Company achieved its highest railcar utilization rate in over five years and highest volume of quarterly rail shipments of nitrogen in ten years. Supply chain disruptions have developed in the second quarter, particularly related to rail service issues, that the Company continues to manage. CF Industries also is chartering three times its typical volume of U.S.-flagged vessels to move UAN to the east and west coasts of the United States.

Financial Results Overview

For the first quarter of 2022, net earnings attributable to common stockholders were $883 million, or $4.21 per diluted share; EBITDA was $1.68 billion; and adjusted EBITDA was $1.65 billion. These results compare to 2021 net earnings attributable to common stockholders of $151 million, or $0.70 per diluted share; EBITDA of $398 million; and adjusted EBITDA of $398 million.

Sales and Cost of Sales Overview

Net sales in the first quarter of 2022 were $2.9 billion compared to $1.0 billion in 2021. Average selling prices for 2022 were higher than 2021 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain. Sales volumes in the first quarter of 2022 were higher than 2021 due to greater supply availability from higher capacity utilization rates in North America.

Cost of sales for the first quarter of 2022 was higher compared to 2021 primarily due to higher natural gas costs.

In the first quarter of 2022, the average cost of natural gas reflected in the Company’s cost of sales was $6.48 per MMBtu compared to the average cost of natural gas in cost of sales of $3.22 per MMBtu in 2021.

Canada Revenue Agency Matter

Net earnings include the impact of recognizing $72 million in income tax expense and $168 million in after-tax net interest expense related to the pending resolution of a long-standing dispute dating back to the early 2000s between Canadian and U.S. tax authorities regarding allocation of profits and associated tax payments between the two countries. The matter had been disputed under the bilateral settlement provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital (Treaty), and entered into the Treaty’s arbitration process in the second quarter of 2021. The arbitration panel decided in favor of Canada’s position in the first quarter of 2022. As a result of the decision, the Company recorded accruals related to estimated amounts owed to Canada, as well as receivables related to estimated tax refunds from the United States due primarily to the resulting foreign tax credits.

Capital Management

Capital Expenditures

Capital expenditures in the first quarter of 2022 were $63 million. Management projects capital expenditures for full year 2022 will be in a range of $500-$550 million, which includes capital expenditures at the Company’s Donaldsonville Complex related to green and blue ammonia projects.

Dividend Payment

On April 27, 2022, CF Industries’ Board of Directors declared a quarterly dividend of $0.40 per common share, a 33% increase over the previous dividend. The dividend will be paid on May 31, 2022 to stockholders of record as of May 16, 2022.

Share Repurchase Program

The Company repurchased approximately 1.3 million shares for $100 million during the first quarter of 2022.

Debt Redemption

On March 21, 2022, the Company announced that its wholly owned subsidiary CF Industries, Inc. had elected to redeem in full all of the $500,000,000 outstanding principal amount of its 3.450% Senior Notes due 2023 (the “Notes”), in accordance with the optional redemption provisions of the indenture governing the Notes. The Company completed the redemption on April 21, 2022, with cash on hand. The total amount paid for the redemption of the Notes was approximately $513 million, including accrued interest.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2022 is approximately $190 million.

Clean Energy Initiatives

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue ammonia - ammonia produced with the corresponding CO2 byproduct removed through carbon capture and sequestration - and green ammonia - ammonia produced from carbon free sources.

“We believe that ammonia will play a critical role in accelerating the world’s transition to clean energy and that demand for blue ammonia for this purpose will grow meaningfully in the coming years,” said Will. “Our intended joint venture with Mitsui and our project to enable a significant volume of blue ammonia from Donaldsonville starting in 2024 confirms our position at the forefront of this emerging global market.”

Joint Venture with Mitsui & Co., Ltd.

Mitsui & Co., Ltd. and CF Industries have announced their intention to jointly develop a greenfield ammonia production facility to produce blue ammonia in the United States. The companies anticipate that a front-end engineering design (FEED) study will commence shortly with a final investment decision on constructing the blue ammonia production facility expected in 2023.

Enabling Blue Ammonia Production at Donaldsonville Complex

CF Industries is investing $200 million to construct a CO2 dehydration and compression facility at its Donaldsonville Complex in Louisiana. When complete in 2024, the facility will have the capacity to dehydrate and compress up to 2 million tons per year of CO2, thus enabling the transport and sequestration of the ammonia process byproduct. Once the unit is in service and sequestration is initiated, the Donaldsonville Complex will be able to produce up to 1.7 million tons of blue ammonia per year, which is equivalent to 1 million tons of net-zero carbon ammonia.

Donaldsonville Green Ammonia Project

The Donaldsonville green ammonia project, which involves installing an electrolysis system at Donaldsonville to generate carbon-free hydrogen from water that will then be supplied to an existing ammonia plant to produce green ammonia, continues to progress. Orders for all major equipment items have been placed and detailed engineering is well underway. Once complete in 2023, the project will enable the Company to produce approximately 20,000 tons per year of green ammonia.

UAN Antidumping and Countervailing Duty Investigations

On June 30, 2021, CF Industries, through certain of its production facilities, filed petitions with the U.S. Department of Commerce (Commerce) and the U.S. International Trade Commission (ITC) requesting the initiation of antidumping and countervailing duty investigations on imports of UAN from Russia and Trinidad. CF Industries filed these cases due to the harm the domestic UAN industry has experienced from dumped and unfairly subsidized UAN imports from Russia and Trinidad.

Following an affirmative preliminary decision by the ITC in August 2021, Commerce conducted preliminary investigations of UAN imports from Russia and Trinidad, finding that imports from both countries were subsidized and dumped (i.e., sold at less than fair value). As a result of these determinations, Commerce imposed cash deposit requirements on imports of UAN from Russia and Trinidad equal to the level of subsidies and dumping found. Currently, Russian UAN imports face cash deposits ranging from 9.15% to 127.19%, and Trinidadian UAN imports face cash deposits equal to 111.64%.

Commerce is now conducting its final investigations, which are scheduled to be completed in June 2022, with the ITC scheduled to make its final determination in the summer of 2022. Under U.S. law, both Commerce and the ITC must make final affirmative determinations in order for Commerce to issue AD/CVD orders, which would remain in place for at least five years. At this time, management cannot predict the outcome of the proceedings, including whether antidumping or countervailing duties will be imposed on imports from either country, or the rate of any such duties.
___________________________________________________
(1)Certain items recognized during the first quarter of 2022 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended March 31,
	2022	2021
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$2,868	$1,048
Cost of sales	1,170	759
Gross margin	$1,698	$289
Gross margin percentage	59.2%	27.6%

Net earnings attributable to common stockholders	$883	$151
Net earnings per diluted share	$4.21	$0.70

EBITDA(1)	$1,675	$398
Adjusted EBITDA(1)	$1,648	$398

Tons of product sold (000s)	4,624	4,564

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$6.48	$3.22
Average daily market price of natural gas Henry Hub (Louisiana)	$4.60	$3.38
Average daily market price of natural gas National Balancing Point (United Kingdom)	$30.20	$6.90

Unrealized net mark-to-market gain on natural gas derivatives	$(33)	$(6)
Depreciation and amortization	$208	$204
Capital expenditures	$63	$71

Production volume by product tons (000s):
Ammonia(3)	2,613	2,479
Granular urea	1,074	1,184
UAN (32%)	1,865	1,689
AN	405	475
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. For the three months ended March 31, 2021, excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. The Company has also announced steps to produce blue and green ammonia and market to external customers for its hydrogen content in clean energy applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended March 31,
	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$640	$206
Cost of sales	280	80
Gross margin	$360	$126
Gross margin percentage	56.3%	61.2%

Sales volume by product tons (000s)	727	683
Sales volume by nutrient tons (000s)(1)	596	560

Average selling price per product ton	$880	$302
Average selling price per nutrient ton(1)	1,074	368

Adjusted gross margin(2):
Gross margin	$360	$126
Depreciation and amortization	34	36
Unrealized net mark-to-market gain on natural gas derivatives	(8)	(2)
Adjusted gross margin	$386	$160
Adjusted gross margin as a percent of net sales	60.3%	77.7%

Gross margin per product ton	$495	$184
Gross margin per nutrient ton(1)	604	225
Adjusted gross margin per product ton	531	234
Adjusted gross margin per nutrient ton(1)	648	286
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2022 to 2021:

•Ammonia sales volume increased for the first quarter of 2022 compared to 2021 due to greater supply availability from higher production.
•Ammonia average selling prices increased for the first quarter of 2022 compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.

•Ammonia adjusted gross margin per ton increased for the first quarter of 2022 compared to 2021 due to higher average selling prices, partially offset by the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021 not repeating, as well as higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended March 31,
	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$765	$399
Cost of sales	270	264
Gross margin	$495	$135
Gross margin percentage	64.7%	33.8%

Sales volume by product tons (000s)	1,096	1,320
Sales volume by nutrient tons (000s)(1)	504	607

Average selling price per product ton	$698	$302
Average selling price per nutrient ton(1)	1,518	657

Adjusted gross margin(2):
Gross margin	$495	$135
Depreciation and amortization	64	66
Unrealized net mark-to-market gain on natural gas derivatives	(7)	(2)
Adjusted gross margin	$552	$199
Adjusted gross margin as a percent of net sales	72.2%	49.9%

Gross margin per product ton	$452	$102
Gross margin per nutrient ton(1)	982	222
Adjusted gross margin per product ton	504	151
Adjusted gross margin per nutrient ton(1)	1,095	328
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter of 2022 to 2021:

•Granular urea sales volume decreased for the first quarter of 2022 compared to 2021 due to lower supply availability from lower production as the Company chose to maximize UAN production during the quarter.
•Urea average selling prices increased for the first quarter of 2022 compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Granular urea adjusted gross margin per ton increased for the first quarter of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$1,015	$232
Cost of sales	345	230
Gross margin	$670	$2
Gross margin percentage	66.0%	0.9%

Sales volume by product tons (000s)	1,828	1,514
Sales volume by nutrient tons (000s)(1)	576	476

Average selling price per product ton	$555	$153
Average selling price per nutrient ton(1)	1,762	487

Adjusted gross margin(2):
Gross margin	$670	$2
Depreciation and amortization	70	56
Unrealized net mark-to-market gain on natural gas derivatives	(8)	(2)
Adjusted gross margin	$732	$56
Adjusted gross margin as a percent of net sales	72.1%	24.1%

Gross margin per product ton	$367	$1
Gross margin per nutrient ton(1)	1,163	4
Adjusted gross margin per product ton	400	37
Adjusted gross margin per nutrient ton(1)	1,271	118
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter of 2022 to 2021:

•UAN sales volume increased for the first quarter of 2022 compared to 2021 due to greater supply availability from higher production.
•UAN average selling prices increased for the first quarter of 2022 compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•UAN adjusted gross margin per ton increased for the first quarter of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended March 31,
	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$223	$105
Cost of sales	171	95
Gross margin	$52	$10
Gross margin percentage	23.3%	9.5%

Sales volume by product tons (000s)	428	438
Sales volume by nutrient tons (000s)(1)	146	147

Average selling price per product ton	$521	$240
Average selling price per nutrient ton(1)	1,527	714

Adjusted gross margin(2):
Gross margin	$52	$10
Depreciation and amortization	17	19
Unrealized net mark-to-market gain on natural gas derivatives	(6)	—
Adjusted gross margin	$63	$29
Adjusted gross margin as a percent of net sales	28.3%	27.6%

Gross margin per product ton	$121	$23
Gross margin per nutrient ton(1)	356	68
Adjusted gross margin per product ton	147	66
Adjusted gross margin per nutrient ton(1)	432	197
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter of 2022 to 2021:

•AN sales volume for the first quarter of 2022 was similar to 2021.
•AN average selling prices for the first quarter of 2022 increased compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•AN adjusted gross margin per ton increased for the first quarter of 2022 compared to 2021 due primarily to higher average selling prices, partially offset by higher realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended March 31,
	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$225	$106
Cost of sales	104	90
Gross margin	$121	$16
Gross margin percentage	53.8%	15.1%

Sales volume by product tons (000s)	545	609
Sales volume by nutrient tons (000s)(1)	104	122

Average selling price per product ton	$413	$174
Average selling price per nutrient ton(1)	2,163	869

Adjusted gross margin(2):
Gross margin	$121	$16
Depreciation and amortization	19	22
Unrealized net mark-to-market gain on natural gas derivatives	(4)	—
Adjusted gross margin	$136	$38
Adjusted gross margin as a percent of net sales	60.4%	35.8%

Gross margin per product ton	$222	$26
Gross margin per nutrient ton(1)	1,163	131
Adjusted gross margin per product ton	250	62
Adjusted gross margin per nutrient ton(1)	1,308	311
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter of 2022 to 2021:

•Other segment sales volume for the first quarter of 2022 decreased compared to 2021 due to lower NPK, urea liquor and diesel exhaust fluid sales.
•Other average selling prices for the first quarter of 2022 increased compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Other segment adjusted gross margin per ton increased for the first quarter of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2022 results at 10:00 a.m. ET on Thursday, May 5, 2022. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for agricultural products; the volatility of natural gas prices in North

America and the United Kingdom; weather conditions and the impact of severe adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cyber security; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Treasury and Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2022	2021
	(in millions, except per share amounts)
Net sales	$2,868	$1,048
Cost of sales	1,170	759
Gross margin	1,698	289
Selling, general and administrative expenses	64	55
Other operating—net	2	(2)
Total other operating costs and expenses	66	53
Equity in earnings of operating affiliate	26	11
Operating earnings	1,658	247
Interest expense	241	48
Interest income	(36)	—
Loss on debt extinguishment	—	6
Other non-operating—net	1	—
Earnings before income taxes	1,452	193
Income tax provision	401	18
Net earnings	1,051	175
Less: Net earnings attributable to noncontrolling interest	168	24
Net earnings attributable to common stockholders	$883	$151
Net earnings per share attributable to common stockholders:
Basic	$4.23	$0.70
Diluted	$4.21	$0.70
Weighted-average common shares outstanding:
Basic	208.6	214.9
Diluted	209.9	216.0

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2022	December 31, 2021
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,617	$1,628
Accounts receivable—net	679	497
Inventories	488	408
Prepaid income taxes	—	4
Other current assets	42	56
Total current assets	3,826	2,593
Property, plant and equipment—net	6,906	7,081
Investment in affiliate	84	82
Goodwill	2,091	2,091
Operating lease right-of-use assets	236	243
Other assets	639	285
Total assets	$13,782	$12,375

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$629	$565
Income taxes payable	408	24
Customer advances	598	700
Current operating lease liabilities	88	89
Current maturities of long-term debt	499	—
Other current liabilities	6	54
Total current liabilities	2,228	1,432
Long-term debt, net of current maturities	2,963	3,465
Deferred income taxes	1,028	1,029
Operating lease liabilities	152	162
Other liabilities	658	251
Equity:
Stockholders’ equity	4,002	3,206
Noncontrolling interest	2,751	2,830
Total equity	6,753	6,036
Total liabilities and equity	$13,782	$12,375

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2022	2021
	(in millions)
Operating Activities:
Net earnings	$1,051	$175
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	208	204
Deferred income taxes	(2)	(12)
Stock-based compensation expense	10	8
Loss on debt extinguishment	—	6
Unrealized net gain on natural gas derivatives	(33)	(6)
Loss on disposal of property, plant and equipment	—	1
Undistributed earnings of affiliate—net of taxes	(2)	(12)
Changes in:
Accounts receivable—net	(185)	(7)
Inventories	(66)	(88)
Accrued and prepaid income taxes	387	78
Accounts payable and accrued expenses	76	36
Customer advances	(102)	211
Other—net	49	(16)
Net cash provided by operating activities	1,391	578
Investing Activities:
Additions to property, plant and equipment	(63)	(71)
Proceeds from sale of property, plant and equipment	1	—
Purchase of U.K. emission credits	(9)	—
Proceeds from sale of EU emission credits	9	—
Net cash used in investing activities	(62)	(71)
Financing Activities:
Payments of long-term borrowings	—	(255)
Financing fees	(4)	—
Dividends paid on common stock	(64)	(65)
Distributions to noncontrolling interest	(247)	(64)
Purchases of treasury stock	(98)	—
Proceeds from issuances of common stock under employee stock plans	97	7
Cash paid for shares withheld for taxes	(23)	(10)
Net cash used in financing activities	(339)	(387)
Effect of exchange rate changes on cash and cash equivalents	(1)	1
Increase in cash and cash equivalents	989	121
Cash and cash equivalents at beginning of period	1,628	683
Cash and cash equivalents at end of period	$2,617	$804

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended March 31,
	2022	2021
	(in millions)
Net cash provided by operating activities	$3,686	$1,517
Capital expenditures	(506)	(313)
Distributions to noncontrolling interest	(377)	(150)
Free cash flow	$2,803	$1,054

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2022	2021
	(in millions)
Net earnings	$1,051	$175
Less: Net earnings attributable to noncontrolling interest	(168)	(24)
Net earnings attributable to common stockholders	883	151
Interest expense—net	205	48
Income tax provision	401	18
Depreciation and amortization	208	204
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(22)
Loan fee amortization(1)	(1)	(1)
EBITDA	1,675	398
Unrealized net mark-to-market gain on natural gas derivatives	(33)	(6)
Loss on foreign currency transactions, including intercompany loans	6	—
Loss on debt extinguishment	—	6
Total adjustments	(27)	—
Adjusted EBITDA	$1,648	$398

Net sales	$2,868	$1,048
Tons of product sold (000s)	4,624	4,564

Net earnings attributable to common stockholders per ton	$190.96	$33.09
EBITDA per ton	$362.24	$87.20
Adjusted EBITDA per ton	$356.40	$87.20

_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three months ended March 31, 2022 and 2021, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended March 31, 2022 and 2021, we reported net earnings attributable to common stockholders of $883 million and $151 million, respectively.

	Three months ended March 31,
	2022		2021
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$(33)	$(25)	$(6)	$(5)
Loss on foreign currency transactions, including intercompany loans(2)	6	5	—	—
Canada Revenue Agency Competent Authority Matter and Transfer pricing reserves:
Interest expense	198	196	—	—
Interest income	(36)	(28)	—	—
Income tax provision(3)	—	72	—	—
Loss on debt extinguishment	—	—	6	5
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Amount represents the combined impact of these tax matters of $78 million less a net $6 million of income tax provision on the related interest.